Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Term Sheet to Preliminary Pricing Supplement dated January 27, 2026

Summary of Terms	Summary of Terms (continued)

Issuer:	Bank of Montreal
Market Measure:

An approximately equally weighted basket (the “Basket”). The basket components and their weightings are as follows:

abrdn Platinum ETF Trust (33.34%)

SPDR® Gold Trust (33.33%)

iShares® Silver Trust (33.33%)

Pricing Date*:	February 13, 2026
Issue Date*:	February 19, 2026
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):

•  if the ending value is greater than the starting value:

$1,000 plus the lesser of: (i) $1,000 × basket return × upside participation rate; and (ii) the maximum return;

•  if the ending value is less than or equal to the starting value, but greater than or equal to the threshold value:

$1,000; or

•  if the ending value is less than the threshold value:

$1,000 + [$1,000 × (basket return + buffer amount)]

Stated Maturity Date*:	February 17, 2028
Starting Value:	100.00
Ending Value:	The product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 33.34% of the component return of the abrdn Platinum ETF Trust; (B) 33.33% of the component return of the SPDR® Gold Trust; and (C) 33.33% of the component return of the iShares® Silver Trust.
Component Return:	For each basket component: final component value – initial component value initial component value
Initial Component Value:	With respect to each basket component, its closing value on the pricing date.
Final Component Value:	With respect to each basket component, its closing value on the calculation day.
Maximum Return:	At least 50.00% of the face amount per security, to be determined on the pricing date
Threshold Value:	85.00, which is equal to 85% of the starting value
Buffer Amount:	15%
Upside Participation Rate:	125%
Basket Return:	(ending value – starting value) / starting value
Calculation Day*:	February 14, 2028
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer

*subject to change

Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.825% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and a distribution expense fee of up to 0.075%
CUSIP:	06376JT68
Material Tax Consequences:	See the preliminary pricing supplement.

** In addition, selected dealers may receive a fee of up to 0.10% for marketing and other services

Hypothetical Payout Profile***

***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.

If the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $931.40 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $900.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465926000890/p126261424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If The Ending Value Is Less Than The Threshold Value, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components.

•	Changes In The Values Of The Basket Components May Offset Each Other.

•	The Securities Do Not Pay Interest.

•	The Securities Are Subject To Credit Risk.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Basket Components

•	The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Basket Components.

o	Historical Values Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.

o	Changes That Affect The Basket Components May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

o	We And Our Affiliates Have No Affiliation With The Fund Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

o	There Are Risks Associated With The Basket Components.

o	Anti-Dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.

•	The Securities Are Subject To Risks Associated With Platinum With Respect To The abrdn Platinum ETF Trust.

•	The Securities Are Subject To Risks Associated With Gold With Respect To The SPDR® Gold Trust.

•	The Securities Are Subject To Risks Associated With Silver With Respect To The iShares® Silver Trust.

•	The Performance And Market Value Of A Basket Component, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Such Basket Component’s Underlying Commodity As Well As Its Net Asset Value Per Share.

•	There Are Risks Relating To Commodities Trading On The London Bullion Market Association With Respect To The SPDR® Gold Trust And The iShares® Silver Trust, And The London Platinum And Palladium Market With Respect To The abrdn Platinum ETF Trust.

•	Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity Markets May Adversely Affect The Value Of The Basket Components.

•	The Basket Components Are Not Investment Companies Or Commodity Pools And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act.

•	Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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